EXHIBIT 99.1

Avis Budget Group Announces Chief Financial Officer Transition

PARSIPPANY, N.J., June 9, 2025 - Avis Budget Group, Inc. (NASDAQ: CAR) today announced the appointment of Daniel Cunha as Chief Financial Officer, effective July 1, 2025. Mr. Cunha will lead ABG’s finance functions and partner with other senior leaders to set and deliver on the Company's long-term strategic and financial objectives. Izzy Martins will be leaving the Company on June 30, 2025, to pursue another opportunity.

Mr. Cunha joins ABG from Orion Services Group, a private equity owned commercial field services company, where he served as CFO for the past year. Prior to Orion, Mr. Cunha was the CFO of Ocean Spray and Heinz North America. Mr. Cunha started his career at McKinsey & Company as a consultant and subsequently worked in private equity at GP Investments. He has a degree in Mechanical Aeronautical Engineering from Instituto Tecnológico de Aeronáutica and an MBA from Harvard Business School.

Ms. Martins will continue to advise the Company through August 31, 2025, to assist with the orderly transition of her duties to Mr. Cunha.

Brian Choi, Chief Transformation Officer and incoming Chief Executive Officer of Avis Budget Group, Inc., said, “I would like to thank Izzy for her more than 20 years of exemplary service to the Company and wish her well in her future endeavors.  We are delighted to welcome Daniel to our senior leadership team.  Daniel’s strong blend of strategic financial leadership and operational expertise coupled with a track record of driving performance will prove invaluable as we execute the next phase of our strategic plan.”

ABOUT AVIS BUDGET GROUP

We are a leading global provider of mobility solutions, both through our Avis and Budget brands, which have approximately 10,250 rental locations in approximately 180 countries around the world, and through our Zipcar brand, which is the world's leading car sharing network. We operate most of our car rental locations in North America, Europe and Australasia directly, and operate primarily through licensees in other parts of the world. We are headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements.” Any statements that refer to outlook, expectations or other characterizations of future events, circumstances, or results, including the management changes discussed in this press release, are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, risks related to the management changes discussed in this press release and the other factors described in the “Risk Factors” and “Forward-Looking Statements” sections of Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the three months ended March 31, 2025. Accordingly, actual results, levels of activity, performance, achievements, and events could differ materially from those stated, anticipated or implied by such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:	Media Relations Contact:
David Calabria, IR@avisbudget.com	Media Relations Team, ABGPress@coynepr.com

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